Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Associate Stock Purchase Plan, of Capital One Financial Corporation of our report dated January 15, 2002, except for Note E as to which the date is February 6, 2002, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

McLean Virginia
October 9, 2002